Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated November 19, 2012
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89233P6Y7

Principal Amount (in Specified Currency): $300,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: November 19, 2012
Original Issue Date: November 21, 2012
Stated Maturity Date: November 21, 2014

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on November 19, 2012 plus the Floating Rate Spread.
Interest Payment Dates: Each February 21, May 21, August 21 and November 21, beginning February 21, 2013

Net Proceeds to Issuer: $299,680,000
Agents:	RBC Capital Markets, LLC (“RBC”)
Toyota Financial Services Securities USA Corporation (“TFSS USA”)
RBC’s Discount or Commission: 0.06%
RBC’s Capacity:
☐ Agent
☒ Principal
TFSS USA’s Discount or Commission: 0.20%
TFSS USA’s Capacity:
☒ Agent
☐ Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
☒ Regular Floating Rate Note
☐ Inverse Floating Rate Note:
Fixed Interest Rate:
☐ Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
☐ Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
☐ CD Rate
☐ CMS Rate
☐ CMT Rate
☐ Commercial Paper Rate
☐ Eleventh District Cost of Funds Rate
☐ Federal Funds Rate
☐ Federal Funds Open Rate
☒ LIBOR
☐ Prime Rate
☐ Treasury Rate
☐ Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
☐ T7051
☐ T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Floating Rate Spread (+/-):  +0.17%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: November 21, 2012
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Period: Quarterly
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
☐ 30/360
☒ Actual/360
☐ Actual/Actual

Business Day Convention
☐ Following
☒ Modified Following

Business Days: New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Settlement

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the second Business Day following the Initial Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated March 5, 2012 and the Appointment Agreement Confirmation dated November 19, 2012 (collectively, the “RBC Appointment Agreement”), between Toyota Motor Credit Corporation (“TMCC”) and RBC, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $200,000,000 principal amount of the Notes (the “RBC Notes”) at 99.94% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.06% of such principal amount. Under the terms and subject to the conditions set forth in the RBC Appointment Agreement, RBC is committed to take and pay for all of the RBC Notes offered hereby, if any are taken.

Under the terms and subject to the conditions set forth in the Fifth Amended and Restated Distribution Agreement, dated March 2, 2012, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, TFSS USA and UBS Securities LLC, TMCC is hereby offering $100,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.80% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.20% of such principal amount.  TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.